EXHIBIT 99

PRESS RELEASE
FOR IMMEDIATE RELEASE


Contact:	Stephen F. Hiu
		Igene Biotechnology, Inc.
		(410) 997-2599


IGENE PURCHASES THEIR EXCLUSIVE SALES AGENT PROBIO

Columbia, Maryland, January 3, 2002. Igene Biotechnology, Inc. Columbia, Maryland (OTC:IGNE) announced today that its Board of Directors has concluded a stock purchase agreement of its exclusive sales agent ProBio Nutraceuticals A.S., Tromso, Norway, a privately held concern.

The purchase of ProBio Nutraceuticals will provide the Company with a portfolio of dietary supplements products, additional management resources as well as an experienced marketing and sales force. Igene's goal is to achieve a meaningful share of the total $250 million world market for astaxanthin as pigment for farmed salmon and trout. The growth in this market is expected by Igene to continue at an annual rate exceeding 10% for the next five years.

The purchase price for ProBio was a combination of cash, stock and convertible promissory notes valued at $2.2 million.

ProBio has since January 1st 2001 acted as Igene's exclusive worldwide agent for the marketing, promotion, and sale of its natural astaxanthin product both to the aquaculture industry. Astaxanthin is the pigment most commonly used for coloring farm raised salmon and trout, as well as to the human nutritional supplement market where it is used as an antioxidant 100 times more potent than vitamin E.

ProBio is a specialty marketing and sales company within the nutraceuticals and feed ingredients markets. ProBio operates in Northern Europe, North America and Chile. In addition to sales and marketing, the company has expertise within the pharmacology, health and nutrition industries. In the nutraceuticals area, ProBio recently introduced a formulated natural astaxanthin from Igene as a new super-antioxidant into the North American dietary supplement market. Antioxidants are one of the largest product categories in the nutraceutical industry.

The acquisition of ProBio will enhance an already experienced Igene management. ProBio's Managing Director, Mr. Stein Ulve, has become Igene's new CEO, as well as ProBio's Marketing and Sales Director, and Mr. Per Benjaminsen has become Igene's new Chief Marketing Officer.

Mr. Ulve has a master's degree in international finance from the London School of Economics. He also maintains a long list of experiences in managing companies in the seafood processing and aquaculture industry, as well as within the feed and food ingredients area.

Mr. Benjaminsen received his degree in fisheries science at the University of Tromso, Norway. He was the founder and entrepreneur of a specialty refining company of essential fatty acids in Norway, and has been working extensively in the marketing and sales of essential fatty acids to the global nutraceutical industry.

In addition to the management provided by the purchase of
ProBio, Edward Weisberger, CPA, has joined the management team
as the Company's new CFO.   Mr. Weisberger has multiple years of
financial experience in the public and private sectors, with both smaller and fortune 100 companies.

Stephen F. Hiu, Ph.D., will remain as Igene's President as well as the Company's Chief Technology Officer, responsible for both technological developments and production.

Patrick F. Monahan continues to serve Igene as Vice President and Director of Manufacturing.

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